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                                                                     Exhibit 4.4


                                MEDIA METRIX, INC.
                                STOCK OPTION PLAN

            1. Purpose. The purpose of the Media Metrix, Inc. Stock Option Plan (the "Plan") is to enable Media Metrix, Inc. (the "Company") to secure the benefits of equity ownership by key personnel of the Company. The Board of Directors of the Company (the "Board") believes that the granting of options under the Plan will foster the Company's ability to attract, retain and motivate those individuals who will be largely responsible for the profitability and long-term future growth of the Company.

            2. Stock Subject to the Plan. Subject to the Provisions of Section 6, the Company may issue and sell a total of 119,400 shares of its common stock, $.01 par value (the "Common Stock") pursuant to the Plan. Such shares may be either authorized and unissued or held by the Company in its treasury. New options may be granted under the Plan with respect to shares of Common Stock that are covered by the unexercised portion of an option that has terminated or expired by its terms, by cancellation or otherwise.

            3. Administration. The Plan will be administered by the Board. Subject to the provisions of the Plan, the Board, acting in its sole and absolute discretion, will have full power and authority to grant options under the Plan, to interpret the provisions of the Plan, to fix and interpret the provisions of option agreements made under the Plan, to supervise the administration of the Plan,
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and to take such other action as may be necessary or desirable in order to carry out the provisions of the Plan. The decision of the Board as to any disputed question, including questions of construction, interpretation and administration, will be final and conclusive on all persons. The Board will keep such books and records as may be necessary in connection with the proper administration of the Plan. The Company shall indemnify and hold harmless any employee of the Company to whom any duty or power relating to the administration or interpretation of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person's fraud or willful misconduct.

            4. Eligibility. Options may be granted under the Plan to present or future employees of the Company and to consultants and to directors of the Company who are not Company employees. Subject to the provisions of the Plan, the Board may from time to time select the persons to whom options will be granted, and will fix the number of shares covered by each such option and establish the terms and conditions thereof, including, without limitation, exercise price and restrictions on exercisability of the option or on the shares of Common Stock issued upon exercise thereof and whether or not the option is to be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (an "Incentive Stock Option").

            5. Terms and Conditions of Options. Each option granted under the Plan will be evidenced by a written agreement (the "Agreement") in a form approved by the Board. Each such


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option will be subject to the terms and conditions set forth in the Agreement, which shall contain such additional terms and conditions not inconsistent with the Plan as the Board deems appropriate.

                  (a) Option Exercise Price. In the case of an option that is not treated as an Incentive Stock Option, the exercise price per share may not be less than the par value of a share of Common Stock on the date the option is granted; and, in the case of an Incentive Stock Option, the exercise price per share may not be less than 100% of the fair market value of a share of Common Stock on the date the option is granted (110% in the case of an optionee who, at the time the option is granted, is a ten percent shareholder described in
Section 422(b)(6) of the Internal Revenue Code of 1986). For purposes hereof, the fair market value of a share of Common Stock on any date will be equal to the closing sale price per share as published by a national securities exchange on which shares of the Common Stock are traded on such date or, if there is no sale of Common Stock on such date, the average of the bid and asked prices on such exchange at the closing of trading on such date or, if shares of the Common Stock are not listed on a national securities exchange on such date, the closing price or, if none, the average of the bid and asked prices in the over the counter market at the close of trading on such date, or if the Common Stock is not traded on a national securities exchange or the over the counter market, the fair market value of a share of the Common Stock on such date as determined in good faith by the Board.

                  (b) Option Period. The period during which an option may be exercised will be fixed by the Board and will not exceed ten years from the date the option is granted (five years in the case of an Incentive Stock Option granted to a "ten percent shareholder").

                  (c) Vesting. Except as otherwise specified in an Agreement, options granted to any individual under the Plan shall vest in accordance with the following schedule based


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upon the individual's period of continuous employment or service with the
Company following the date an award is granted:

Period of Continuous        Incremental Vesting          Cumulative Vesting
Employment/Service          Percentage                   Percentage
------------------          ----------                   ----------

Less than 1 Year            0%                           0%

1 Year                      20%                          20%

2 Years                     20%                          40%

3 Years                     20%                          60%

4 Years                     20%                          80%

5 Years or more             20%                          100%

                  (d) Exercise of Options. Options that have not vested may not be exercised. The Board may determine and set forth in the option agreement any vesting or other restrictions on the exercisability of an option, subject to earlier termination of the option as provided herein. All or part of the exercisable portion of an option may be exercised at any time during the option period. An option may be exercised in whole or in part by transmitting to the Company (1) a written notice specifying the number of shares to be purchased, and (2) payment of the exercise price (or, if applicable, delivery of a secured obligation therefor), together with the amount, if any, deemed necessary by the Company to enable it to satisfy its tax withholding obligations with respect to such exercise (unless other arrangements acceptable to the Company are made with respect to the satisfaction of such withholding obligations).


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                  (e) Payment of Exercise Price. The purchase price of shares of
Common Stock acquired pursuant to the exercise of an option granted under the Plan may be paid in cash and/or such other form or method of payment as may be permitted under the Agreement including, without limitation, payment of previously-owned shares of Common Stock and/or payment of all or a portion of the purchase price in installments (together with interest) over a period of not more than five years.

                  (f) Rights as a Stockholder. No shares of Common Stock shall be used in respect of an exercise of an option granted under the Plan until full payment therefor has been made (and/or provided for where all or a portion of the purchase price is being paid in installments). An optionee shall have no rights as a stockholder with respect to any shares covered by the option until a stock certificate for such shares is issued to the optionee. Except as otherwise provided herein, no adjustment shall be made for dividends or distributions of other rights for which the record date is prior to the date such stock certificate is issued.

                  (g) Nontransferability of Options. No option shall be assignable or transferrable except upon the optionee's death to a beneficiary designated by the optionee in accordance with procedures established by the Board or, if no designated beneficiary shall survive the optionee, pursuant to the optionee's will or by the laws of descent and distribution. During an optionee's lifetime, options may be exercised only by the optionee or the optionee's guardian or legal representative.

                  (h) Termination of Employment or Other Service. Unless otherwise determined by the Board, if an optionee's employment or service with the Company is terminated for any reason other than death or disability (as defined below), then each outstanding option granted to


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him or her under the Plan will terminate on the date three months after the date of such termination of employment or service, provided, however, that, if the optionee's employment or service is terminated by the Company for cause (defined below), then the option will terminate upon the date of such termination of employment or service. If an optionee's employment or service is terminated by reason of the optionee's death or disability, then each outstanding option granted to the optionee under the Plan that is not then vested shall terminate immediately and each option that is then vested will terminate on the date one year after the date of such termination of employment or service. If an optionee's employment or service is terminated by reason of his or her disability and the optionee dies within one year after such termination of employment or service, then each option that is vested on the date of termination will terminate on the first anniversary of the later death of the disabled optionee. For purposes hereof, the term "disability" means the inability of an optionee to perform the customary duties of his or her employment or other service for the Company by reason of a physical or mental incapacity that is expected to result in death or be of indefinite duration; and the term "cause" means (1) failure or refusal by the optionee to perform the duties of his or her employment with the Company, (2) commission by the optionee of a crime involving moral turpitude, (3) the optionee's conviction for commission of a felony, (4) any attempt by the optionee to improperly secure any personal profit in connection with the business of the Company or (5) the optionee's dishonesty or willful engagement in conduct which is injurious to the business or reputation of the Company, all as determined by the Board in its sole discretion.

                  (i) Other Provisions. The Board may impose such other conditions with respect to the exercise of options, including, without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable. As a condition


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to the grant of options hereunder, each optionee shall represent to the Company that he or she is acquiring the option and any stock upon the exercise thereof, for investment only and not with a view toward the distribution thereof.

            6. Capital Changes, Reorganization, Sale.

                  (a) Adjustments upon Changes in Capitalization. In the event of a Recapitalization (as defined below), the aggregate number and class of shares of stock for which options may be granted under the Plan, the number and class of shares and the exercise price per share of stock covered by each outstanding option shall all be proportionately adjusted to reflect such Recapitalization, in each case as determined by the Board in its sole discretion. If by reason of a Recapitalization, an optionee becomes entitled to exercise an option with respect to new, additional or different shares of stock or other securities, the option and such new, additional or different shares or other securities shall be subject to all of the conditions which were applicable prior to such Recapitalization. "Recapitalization" means any increase or reduction in the number of shares of Common Stock or securities of the Company or the exchange or conversion of Common Stock or securities of the Company for a different number or kind of shares of stock or other securities, in any case, by reason of a reclassification, recapitalization, merger, consolidation, reorganization, distribution, split or reverse split, combination or exchange of shares or securities or other similar event.

                  (b) Fractional Shares or Units. In the event of any adjustment in the number of shares covered by any option pursuant to the provisions hereof, any fractional shares


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resulting from such adjustment will be disregarded and each such option will cover only the number of full shares resulting from the adjustment.

                  (c) Determination of Board to be Final. All adjustments under this paragraph 6 shall be made by the Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

            7. Amendment and Termination of the Plan. Except as may otherwise be required by law, the Board, acting in its sole discretion and without further action on the part of the stockholders of the Company, may amend the Plan at any time and from time to time and may terminate the Plan at any time. No amendment or termination may affect adversely any outstanding option without the written consent of the optionee.

            8. No Rights Conferred. Nothing contained herein will be deemed to give any individual any right to receive an option under the Plan or to be retained in the employ or service of the Company.

            9. Governing Law. The Plan and each option agreement shall be governed by the laws of the State of New York.

            10. Term of the Plan. The Plan shall be effective on the date on which it is adopted by the Board, subject to the approval of the stockholders of the Company. Unless sooner terminated by the Board, the Plan will terminate on the date ten years after the date of adoption by the Board.


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